Exhibit 99.1

Atlantic Power Corporation Releases Second Quarter 2020 Results

Second Quarter 2020 Financial Results

•	Net loss attributable to Atlantic Power of $5.7 million or $0.06 per diluted share decreased from net income of $1.2 million or $0.01 per diluted share in Q2 2019

•	Cash from operating activities of $35.9 million compared to $38.9 million in Q2 2019

•	Project Adjusted EBITDA of $36.7 million compared to $50.8 million in Q2 2019, primarily due to lower water flows at Curtis Palmer, contractual curtailment and maintenance expense at Williams Lake, Cadillac outage, and extended maintenance outages at Craven and Grayling

•	Repaid $15.8 million of term loan and project debt and achieved a consolidated leverage ratio of 3.8 times, or 3.6 times net of cash; also repaid $3.9 million of debt at Chambers (equity method)

•	Liquidity at June 30, 2020 of $140 million, including $9 million of discretionary cash, after using $28.0 million of cash for common share repurchases

Accelerated Return of Capital to Shareholders

•	During the second quarter, invested $28.0 million in the repurchase of approximately 13.5 million common shares at an average price of $2.00 per share, including 12.5 million common shares repurchased at $2.00 per share under the Substantial Issuer Bid (SIB) concluded on May 1

•	In July 2020, invested $5.5 million in the repurchase of approximately 2.7 million common shares at an average price of $2.01 per share

•	Year to date through July, have invested $41.6 million in the repurchase of approximately 20.0 million common shares at an average price of $2.04 per share

Operational and Commercial Updates

•	Reconstruction of Cadillac plant completed in July; plant is in process of being commissioned; cost in line with estimate; expect to record business interruption insurance recoveries in Q3 2020

•	Williams Lake plant in contractual curtailment since April 9; replacement of cooling tower completed; targeting return to service by September 1

•	Executed six-month extension of Calstock Power Purchase Agreement (PPA) to December 2020

•	Oxnard under Reliability Must Run (RMR) agreement through year-end 2020

•	To date, no impact on operations from coronavirus pandemic

Reaffirming 2020 Guidance

•	Reaffirming Project Adjusted EBITDA guidance in the range of $175 million to $190 million(1)

•	Reaffirming estimate of cash from operating activities (assuming working capital changes are nil) in the range of $100 million to $115 million

DEDHAM, MASSACHUSETTS – August 6, 2020 – Atlantic Power Corporation (NYSE: AT) (TSX: ATP) (“Atlantic Power” or the “Company”) today reported its financial results for the three and six months ended June 30, 2020.

“Financial results for the second quarter were solid, despite lower water flows at Curtis Palmer and extended outages at several plants. We are reaffirming our 2020 guidance,” said James J. Moore, Jr., President and Chief Executive Officer of Atlantic Power Corporation. “We came into the year in a strong enough position to treat our employees and shareholders well. We have not had to lay off any employees and we have not cut benefits or salaries despite the pandemic. Meanwhile, we continue to both deleverage our balance sheet and return capital to shareholders via share repurchases. In the first six months of this year, we paid down $37.3 million of consolidated debt. Our leverage ratio at the end of June was 3.8 times, or 3.6 times net of cash. We accelerated the rate of share repurchases as we viewed the share price opportunity to be compelling. Year to date through July, we have repurchased a total of 20.0 million shares at an average price of $2.04 per share, reducing shares outstanding by 18% from the year-end 2019 level.”

(1) The Company has not provided guidance for Project income or Net income because of the difficulty of making accurate forecasts and projections without unreasonable efforts with respect to certain highly variable components of these comparable GAAP metrics, including changes in the fair value of derivative instruments and foreign exchange gains or losses. These factors, which generally do not affect cash flow, are not included in Project Adjusted EBITDA.

Financial Review of the Three Months Ended June 30, 2020

Cadillac Insurance Recovery

Reconstruction of the Cadillac plant was completed in late July and the plant is in the process of being commissioned. The Company believes its insurance coverage will be adequate to cover the cost of repairs and business interruption losses during the outage. In the second quarter of 2020, the Company received $5.4 million from its insurers in payment of claims related to the incident. This receipt is included in cash flows from investing activities. Cumulatively through June 30, 2020, the Company has received $24.0 million in payment of claims related to the incident. The cost of repairs to the plant is included in capital expenditures, a component of cash flows from investing activities. The Company incurred $5.9 million of capital expenditures for repairs in the second quarter of 2020 and a total of $20.7 million through June 30, 2020. The total cost to reconstruct the plant, including amounts incurred in the third quarter, is in line with the Company’s estimate.

Payments from the Company’s insurers are not allocated between property insurance and business interruption insurance. The Company estimates that approximately $3.6 million of the $5.4 million payment represents recovery of business interruption losses in the second quarter of 2020, and that $8.9 million of the $24.0 million in payments through June 30, 2020 represents recovery of business interruption losses since the incident. Insurance recoveries related to business interruption losses are accounted for as a gain contingency and will not be recorded as income (or included in Project Adjusted EBITDA) until final payment is made by the Company's insurers and the claim is settled, which is expected to occur in the third quarter of 2020.

Atlantic Power Corporation
Table 1 - Financial Results
(in millions of U.S. dollars)
Unaudited

	Three months ended			Six months ended
	June 30,			June 30,
	2020	2019	Variance	2020	2019	Variance
Project revenue	$62.3	$71.3	$(9.0)	$135.0	$144.3	$(9.3)
Project income	19.7	21.7	(2.0)	44.4	52.2	(7.8)
Net (loss) income attributable to Atlantic Power Corp.	(5.7)	1.2	(6.9)	23.8	10.1	13.7
(Loss) earnings per share attributable to Atlantic Power Corp. - basic	(0.06)	0.01	(0.07)	0.23	0.09	0.14
(Loss) earnings per share attributable to Atlantic Power Corp. - diluted	(0.06)	0.01	(0.07)	0.20	0.09	0.11
Project Adjusted EBITDA	36.7	50.8	(14.1)	87.6	104.5	(16.9)

All amounts are in U.S. dollars and are approximate unless otherwise indicated.  Project Adjusted EBITDA is not a recognized measure under generally accepted accounting principles in the United States (“GAAP”) and does not have a standardized meaning prescribed by GAAP; therefore, this measure may not be comparable to similar measures presented by other companies.  Please refer to "Non-GAAP Disclosures" on page 14 of this news release for an explanation and a reconciliation of “Project Adjusted EBITDA” as used in this news release to Project income (loss).

Consolidated Results

Project revenue in the second quarter of 2020 decreased by $9.0 million to $62.3 million from $71.3 million, with decreases at Curtis Palmer, Cadillac, Oxnard, Williams Lake and Morris partially offset by increases at Allendale and Dorchester, which were acquired in July 2019, and at Kenilworth.

Project income in the second quarter of 2020 was $19.7 million as compared to $21.7 million in the second quarter of 2019. The decrease of $2.0 million was primarily attributable to the $9.0 million decrease in revenue, a $3.6 million increase in operation and maintenance expense, primarily for Allendale and Dorchester (acquired in July 2019) and Williams Lake (cooling tower replacement), and a $3.3 million decrease in equity earnings from unconsolidated affiliates due to losses at Craven and Grayling. These negative variances were partially offset by a $10.1 million increase in the fair value of derivative instruments.

2

Net loss attributable to Atlantic Power Corporation in the second quarter of 2020 was $5.7 million as compared to net income of $1.2 million in the second quarter of 2019. The decrease of $6.9 million was primarily attributable to a $2.0 million decrease in project income and a $4.4 million increase in foreign exchange loss. The foreign exchange loss was related to the revaluation of debt denominated in Canadian dollars (the Canadian dollar appreciated 3.9% from March 31, 2020 to June 30, 2020). These negative variances were partially offset by reductions in administration and interest expense of $0.5 and $0.8 million, respectively.

Loss per diluted share in the second quarter of 2020 was $0.06 as compared to earnings per diluted share of $0.01 in the second quarter of 2019. The decrease was attributable to a net loss (as compared to net income in the prior period), partially offset by a decrease in shares outstanding.

Project Adjusted EBITDA decreased $14.1 million to $36.7 million in the second quarter of 2020 from $50.8 million in the second quarter of 2019, with most of the decrease attributable to lower water flows at Curtis Palmer, the Williams Lake outage and cooling tower replacement, the Cadillac extended outage following the September 2019 fire, and an extended maintenance outage at Craven, partially offset by modest EBITDA increases at other projects.

Atlantic Power Corporation
Table 2 - Project (Loss) Income and Project Adjusted EBITDA by Segment
(in millions of U.S. dollars)
Unaudited

	Three months ended			Six months ended
	June 30,			June 30,
	2020	2019	Variance	2020	2019	Variance
Project (loss) income
Solid Fuel	$(7.9)	$1.6	$(9.5)	$(6.4)	$5.1	$(11.5)
Natural Gas	17.4	10.0	7.4	36.8	28.4	8.4
Hydroelectric	9.9	14.4	(4.5)	20.3	25.2	(4.9)
Corporate	0.3	(4.3)	4.6	(6.3)	(6.5)	0.2
Total	$19.7	$21.7	$(2.0)	$44.4	$52.2	$(7.8)
Project Adjusted EBITDA
Solid Fuel	$(1.6)	$8.3	$(9.9)	$6.2	$18.4	$(12.2)
Natural Gas	23.8	22.9	0.9	52.0	51.0	1.0
Hydroelectric	14.8	19.3	(4.5)	30.1	34.9	(4.8)
Corporate	(0.3)	0.3	(0.6)	(0.7)	0.2	(0.9)
Total	$36.7	$50.8	$(14.1)	$87.6	$104.5	$(16.9)

Segment Results

Solid Fuel

Project income decreased $9.5 million primarily due to a $3.6 million decrease at Williams Lake, due to contractual curtailment of the project beginning in April 2020 and maintenance expense associated with a replacement of the cooling tower. In addition, project income at Cadillac decreased $2.8 million as a result of the extended outage, and Craven and Grayling had project losses of $2.5 million and $1.0 million, respectively, due to extended outages attributable to rotor repairs.

Project Adjusted EBITDA decreased $9.9 million, primarily due to a $3.6 million decrease at Williams Lake due to the contractual curtailment and maintenance expense, a $3.2 million decrease at Cadillac due to the extended outage following the September 2019 fire and a $3.2 million decrease at Craven and Grayling on a combined basis due to extended maintenance outages. With respect to Cadillac, the Company expects to record business interruption insurance recoveries to income and Project Adjusted EBITDA once the insurance claim is finalized, expected in the third quarter of 2020.

Natural Gas

Project income increased $7.4 million primarily due to increases at Nipigon and Orlando. Project income increased $2.6 million at Nipigon, attributable to a $1.6 million gain in fair value on the fuel agreement accounted for as a derivative and $0.9 million to favorable gas pricing and the project’s savings pool shared by Nipigon and the offtaker. Project income at Orlando also increased $2.6 million, primarily due to a $3.7 million increase in the fair value of natural gas swaps, partially offset by lower availability. In addition, there were modest increases in project income at several other projects.

3

Project Adjusted EBITDA increased $0.9 million primarily due to increases at Nipigon of $1.0 million and Kenilworth of $0.9 million, partially offset by a $1.1 million decrease at Orlando due to a maintenance outage. (Changes in the fair value of derivatives are included in Project income but not Project Adjusted EBITDA.)

Hydroelectric

Project income decreased $4.5 million primarily due to a $5.9 million decrease at Curtis Palmer. Generation at Curtis Palmer was 6% below the historical second-quarter average, but 33% below the comparable 2019 level. This decrease was partially offset by modestly higher project income at the three other hydro projects.

Project Adjusted EBITDA decreased $4.5 million primarily due to a $5.9 million decrease at Curtis Palmer, partially offset by modest increases at the three other hydro projects.

Corporate

Project income increased $4.6 million primarily due to a $5.1 million increase in the fair value of interest rate swap agreements related to the senior secured credit facility.

Project Adjusted EBITDA did not change materially from the year-ago period.

Atlantic Power Corporation
Table 3 - Cash Flow Results
(in millions of U.S. dollars)
Unaudited

	Three months ended			Six months ended
	June 30,			June 30,
	2020	2019	Variance	2020	2019	Variance
Net cash provided by operating activities	$35.9	$38.9	$(3.0)	$44.3	$68.1	$(23.8)
Net cash (used in) provided by investing activities	(0.3)	(0.1)	(0.2)	(2.9)	1.1	(4.0)
Net cash used in financing activities	(45.4)	(41.3)	(4.1)	(85.5)	(66.8)	(18.7)

Cash Flow

Cash provided by operating activities of $35.9 million decreased $3.0 million from $38.9 million in the second quarter of 2019. The decrease was primarily due to a $14.1 million reduction in Project Adjusted EBITDA and a $4.0 million reduction in distributions from unconsolidated affiliates, partially offset by a $10.5 million favorable change in working capital. The Chambers project distribution was reduced to $2.3 million from $6.0 million due to increased debt service payments. The majority of the change in working capital related to the timing of payables and receivables, particularly with respect to disbursements for reconstruction costs and insurance recoveries at Cadillac and in preparation for a maintenance outage at Morris in the fourth quarter.

Cash used in investing activities was $0.3 million for the second quarter of 2020 as compared to $0.1 million for the second quarter of 2019. Capital expenditures increased $6.4 million as compared to the second quarter of 2019, of which $5.9 million related to the reconstruction of Cadillac. The Cadillac capital expenditures were mostly offset by the receipt of $5.4 million of insurance proceeds.

Cash used in financing activities of $45.4 million increased $4.1 million from $41.3 million in the second quarter of 2019. The majority of the increase was attributable to common share repurchases. In the second quarter of 2020, the Company used $28.0 million to repurchase common shares as compared to $0.7 million in the second quarter of 2019. This increase was partially offset by an $18.5 million reduction in use of cash for the redemption of the Series D convertible debentures in the second quarter of 2019, a $2.5 million reduction in use of cash for debt repayment and a $1.9 million reduction in use of cash payments for vested LTIP units withheld for taxes, all as compared to the second quarter of 2019.

4

During the second quarter of 2020, the net decrease in the Company’s cash, restricted cash and cash equivalents was $9.8 million.

Liquidity, Balance Sheet and Capital Allocation

Liquidity

As shown in Table 4, the Company’s liquidity at June 30, 2020 was $140.1 million, a decrease of $9.6 million from $149.7 million at March 31, 2020. The decrease was attributable to a $17.9 million reduction in cash at the parent, partially offset by an $8.1 million increase in cash at the projects. During the quarter, the Company used $28.0 million in parent cash for repurchases of common shares. Cash at the projects increased in part because of favorable changes in working capital balances, which had been a use of cash in the first quarter. Also, the Company elected to retain a higher level of cash at the projects in the second quarter based on forecasted needs in the third and fourth quarters, including decommissioning of the San Diego sites.

Atlantic Power Corporation
Table 4 - Liquidity
(in millions of U.S. dollars)
Unaudited

	June 30, 2020	Mar. 31, 2020
Cash and cash equivalents, parent (1)	$16.1	$34.0
Cash and cash equivalents, projects (2)	21.9	13.8
Total cash and cash equivalents	38.0	47.8
Revolving credit facility	180.0	180.0
Letters of credit outstanding	(77.9)	(78.1)
Availability under revolving credit facility	102.1	101.9
Total liquidity (1)	$140.1	$149.7
Excludes restricted cash of (3) :	$0.5	$0.5

(1) On May 1, 2020, the Company utilized $25.8 million of cash to repurchase and cancel 12.5 million shares under the Substantial Issuer Bid.

(2) Includes $0 million and $2.1 million at June 30, 2020 and March 31, 2020, respectively, from Cadillac insurance proceeds for use in reconstruction of the plant.

(3) Includes $0.2 million and $0.2 million at June 30, 2020 and March 31, 2020, respectively, from Cadillac insurance proceeds for use in reconstruction of the plant.

Balance Sheet

Debt Repayment

During the second quarter of 2020, the Company repaid $15.0 million of the APLP Holdings term loan and amortized $0.8 million of project-level debt at Cadillac. At June 30, 2020, the Company’s consolidated debt was $599.9 million, excluding unamortized discounts and deferred financing costs, and the Company’s consolidated leverage ratio (consolidated gross debt to trailing 12-month consolidated Adjusted EBITDA) was 3.8 times. On a net debt basis (debt net of $38.0 million of cash), the consolidated leverage ratio at June 30, 2020 was 3.6 times.

For the full year 2020, the Company expects to repay approximately $72.5 million of term loan and $3.9 million of Cadillac project debt, including $37.3 million repaid in the first half of 2020. In addition, the Company expects to repay $7.8 million of its share of Chambers project debt, including $3.9 million repaid in the first six months of 2020 (all in the second quarter). (Chambers is accounted for on the equity method.)

Capital Allocation

Substantial Issuer Bid (SIB)

As previously disclosed, on May 1, 2020, the Company completed a substantial issuer bid for its common shares, repurchasing 12.5 million common shares at a price of $2.00 per share. The shares repurchased have been canceled. The total cost of the SIB including transaction costs was $25.8 million.

Normal Course Issuer Bid (NCIB) Update

The Company was required to suspend the NCIB for its common shares in late March, when it launched the SIB, through mid-May. From mid-May through the end of June, the Company repurchased and canceled approximately 1.0 million common shares at a cost of $2.2 million, or an average price of $2.06 per share.

In July 2020, the Company repurchased and canceled approximately 2.7 million common shares at a cost of $5.5 million, or an average price of $2.01 per share.

Year to date through July under the NCIB and the SIB, the Company has repurchased and canceled approximately 20.0 million common shares at a total cost of $41.6 million, or an average price of $2.04 per share. Common shares outstanding have been reduced to 89,222,568 as of August 5, 2020.

There were no repurchases of preferred shares or convertible debentures under the NCIB in the second quarter of 2020. Year to date through July under the NCIB, the Company has invested $6.4 million (US$ equivalent) to repurchase preferred shares at an average discount to par of 39%, all in the first quarter of the year.

2020 Guidance

The Company has not provided guidance for Project income or Net income because of the difficulty of making accurate forecasts and projections without unreasonable efforts with respect to certain highly variable components of these comparable GAAP metrics, including changes in the fair value of derivative instruments and foreign exchange gains or losses. These factors, which generally do not affect cash flow, are not included in Project Adjusted EBITDA.

The Company is reaffirming its guidance for 2020 Project Adjusted EBITDA in the range of $175 million to $190 million, which assumes average water flows for Curtis Palmer and Mamquam. Year to date through June 30, water flows at both Curtis Palmer and Mamquam were favorable relative to average, although some of that upside has since reversed as July conditions for Curtis Palmer were below average. The extension of the Calstock PPA and the RMR contract for Oxnard are modestly favorable to the Company’s guidance, while the extended maintenance outages at Craven and Grayling have been unfavorable. The Company’s guidance assumes that insurance recoveries related to business interruption losses associated with the Cadillac outage will be recorded to revenues and Project Adjusted EBITDA in 2020, expected in the third quarter of the year.

Atlantic Power Corporation
Table 5 - Bridge of 2020 Project Adjusted EBITDA Guidance to Cash Provided by Operating Activities
(in millions of U.S. dollars)
Unaudited

	2020 Guidance
	(Initiated 2/27/20)	2019 Actual
Project Adjusted EBITDA	$175 - $190	$196.1
Adjustment for equity method projects(1)	(8)	(3.5)
Corporate G&A (cash)	(23)	(22.4)
Cash interest payments	(36)	(37.6)
Cash taxes	(4)	(2.3)
Decommissioning (San Diego projects)	(4)	(1.0)
Other (including changes in working capital)	-	15.4
Cash provided by operating activities	$100 - $115	$144.7

Note:  For the purpose of providing bridge of Project Adjusted EBITDA guidance to a cash flow measure, the impact of changes in working capital on Cash provided by operating activities is assumed to be nil in the Company’s 2020 estimate.

(1) For equity method projects, represents difference between Project Adjusted EBITDA and cash distribution.

Table 5 provides a bridge of the Company’s 2020 Project Adjusted EBITDA guidance to an estimate of 2020 Cash provided by operating activities. For purposes of providing this bridge to a cash flow measure, the impact of changes in working capital is assumed to be nil. The decline in 2020 estimated Cash provided by operating activities to a range of $100 million to $115 million from the 2019 level of $144.7 million is largely attributable to lower expected Project Adjusted EBITDA, an assumption of nil working capital (versus a benefit to cash flow in 2019), modestly higher project debt repayment at Chambers (captured in the adjustment for equity method projects) and higher decommissioning outlays for the San Diego projects (majority of the cash outlays occurring in 2020 rather than in 2019).

Operational Updates

Coronavirus Pandemic

With power generation deemed an essential service, to date, the coronavirus pandemic has not materially affected the Company’s ability to continue operating its plants safely and reliably. The Company has taken appropriate steps at its plants to ensure that health and safety guidelines are being followed, including regular plant sanitization. Non-essential personnel are not permitted access to the sites. The Company is monitoring fuel supply for its biomass plants (which generally have multiple suppliers including mills and other sources) to ensure that potential supply disruptions are minimized. As the coronavirus pandemic continues to be a rapidly evolving situation, we continue to monitor it and cannot predict what its ultimate impact will be on our business.

Cadillac

Reconstruction of the plant was completed in late July and the plant is in the process of being commissioned.

Williams Lake Operations

Under the terms of the Energy Purchase Agreement with BC Hydro, the plant is subject to a contractual curtailment during the months of May, June and July. The plant was taken down on April 9. During the current outage, the Company completed a replacement of the plant’s cooling tower in late July. Maintenance expense during the quarter totaled approximately $1.7 million. During the outage, the Company has been rebuilding the plant’s fuel supply. The availability of fuel remains challenging, although fuel costs to date have been in line with the Company’s expectations. The Company is targeting a return to service by September 1. The plant is contractually required to operate in November through February. Considering the additional maintenance expense and expected run time for the plant, the Company continues to estimate that Project Adjusted EBITDA will be approximately breakeven for the year.

Craven and Grayling Extended Outages

The Company acquired a 50% equity interest in the 48 megawatt Craven biomass plant and a 30% equity interest in the 37 megawatt Grayling biomass plant in 2019.

Craven and Grayling were taken down for planned maintenance outages in late April and mid-March, respectively. Both outages were considerably extended when inspections of the steam turbines revealed significant erosion to the rotor blades. At Craven, repairs have been completed and the plant was returned to service on July 31.

Following its extended outage, Grayling was returned to service on June 24. However, on July 3, Grayling experienced a failure of the generator. A generator rewind is being scheduled and the plant is expected to be out of service for the remainder of this year. The Grayling plant has business interruption insurance, which is subject to a 60-day deductible. The insurance claim is being filed by the plant operator.

The outages and additional maintenance expense resulted in Project Adjusted EBITDA losses of $2.3 million and $0.9 million in the second quarter for Craven and Grayling, respectively.

The Company does not expect to receive distributions from either project in 2020. Notwithstanding these recent developments, the Company’s aggregate investment in the four biomass plants acquired in 2019 is still exceeding its return criteria.

Decommissioning of San Diego Projects

Demolition of the Naval Training Center site in San Diego has begun and preparations for demolition of the Naval Station and North Island sites are under way. The work is expected to be completed by year-end 2020. The Company’s estimate of the cash outlay to decommission these projects is $6.6 million, or approximately $5 million net of salvage proceeds received to date. Approximately $4 million of this is expected to be incurred to complete the work this year. These decommissioning expenditures are not included in Project Adjusted EBITDA.

Maintenance and Capex

In the second quarter of 2020, the Company incurred $11.6 million of maintenance expense and $0.9 million of capital expenditures. These figures exclude capital expenditures for repairs and replacement of equipment at Cadillac of $5.9 million. In the first six months of 2020, maintenance expense and capital expenditures totaled $17.2 million and $1.2 million, respectively. Capital expenditures for repairs and replacement of equipment at Cadillac totaled $15.6 million, which are expected to be covered by the Company’s insurance.

For the full year 2020, the Company is projecting maintenance expense of $32.8 million and capital expenditures of approximately $4.0 million (excluding Cadillac). These figures include the Company’s proportional share of maintenance expenses and capital expenditures at equity method investments.

Commercial Updates

Calstock (Ontario)

The Calstock PPA with the Ontario Electricity Financial Corporation, which had been scheduled to expire in June 2020, was recently extended to December 16, 2020 on existing terms. The extension provides the provincial government additional time to evaluate the future role of the Calstock plant and biomass generation in the province. The extension is expected to result in a modest contribution to Project Adjusted EBITDA in the second half of 2020.

Oxnard (California)

Following the expiration of the Oxnard PPA with Southern California Edison in May, the Company executed an RMR agreement with the California Independent System Operator (CAISO) that became effective June 1, 2020 and will expire December 31, 2020. The RMR is conditioned upon the approval of the Federal Energy Regulatory Commission (FERC); the application for approval was submitted to the FERC on May 28, 2020 and is pending. The Company expects a minimal contribution to Project Adjusted EBITDA during the term of the RMR. The Company plans to evaluate the market opportunity for a Resource Adequacy contract for 2021, or pursue another RMR with the CAISO.

Financial Results by Project

A schedule of Project income, Project Adjusted EBITDA and Cash Distributions by project for the three and six months ended June 30, 2020 and the comparable 2019 period can be found in the second quarter 2020 presentation on the Company’s website. Cash Distributions from Projects is the amount of cash distributed by the projects to the Company out of available project cash flow after all project-level operating costs, interest payments, principal repayment, capital expenditures and working capital requirements.

Supplementary Information Regarding Non-GAAP Disclosures

A discussion of non-GAAP disclosures and a schedule reconciling Project Adjusted EBITDA, a non-GAAP measure, to the comparable GAAP measure, can be found on page 14 of this release.

Investor Conference Call and Webcast

Atlantic Power’s management team will host a telephone conference call and webcast on Friday, August 7, 2020 at 11:00 AM ET. Management’s prepared remarks and an accompanying presentation will be available on the Conference Calls page of the Company’s website prior to the call.

Conference Call / Webcast Information:

Date: Friday, August 7, 2020

Start Time: 11:00 AM ET

Phone Numbers:

U.S. (Toll Free): 1-855-239-3193

Canada (Toll Free): 1-855-669-9657

International (Toll): 1-412-542-4129

Conference Access: Please request access to the Atlantic Power conference call.

Webcast: The call will be broadcast over Atlantic Power’s website at www.atlanticpower.com.

Replay / Archive Information:

Replay: Access conference call number 10146289 at the following telephone numbers:

U.S. (Toll Free): 1-877-344-7529

Canada (Toll Free): 1-855-669-9658

International (Toll): 1-412-317-0088

The replay will be available one hour after the end of the conference call through September 7, 2020 at 11:59 PM ET.

Webcast archive: The conference call will be archived on Atlantic Power’s website at www.atlanticpower.com for a period of 12 months.

About Atlantic Power

Atlantic Power is an independent power producer that owns power generation assets in eleven states in the United States and two provinces in Canada. The Company’s generation projects sell electricity and steam to investment-grade utilities and other creditworthy large customers predominantly under long-term PPAs that have expiration dates ranging from 2020 to 2043. The Company seeks to minimize its exposure to commodity prices through provisions in the contracts, fuel supply agreements and hedging arrangements. The projects are diversified by geography, fuel type, technology, dispatch profile and offtaker (customer). Approximately 75% of the projects in operation are 100% owned and directly operated and maintained by the Company. The Company has expertise in operating most fuel types, including gas, hydro, and biomass, and it owns a 40% interest in one coal project.

Atlantic Power’s shares trade on the New York Stock Exchange under the symbol AT and on the Toronto Stock Exchange under the symbol ATP. For more information, please visit the Company’s website at www.atlanticpower.com or contact:

Atlantic Power Corporation
Investor Relations
(617) 977-2700
info@atlanticpower.com

Copies of the Company’s financial data and other publicly filed documents are available on SEDAR at www.sedar.com or on EDGAR at www.sec.gov/edgar.shtml under "Atlantic Power Corporation" or on the Company's website.

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Cautionary Note Regarding Forward-Looking Statements

To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and forward-looking information under Canadian securities law (collectively, "forward-looking statements").

Certain statements in this news release may constitute "forward-looking statements", which reflect the expectations of management regarding the future growth, results of operations, performance and business prospects and opportunities of the Company and its projects. These statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, can generally be identified by the use of the words "may," "will," “should,” "project," "continue," "believe," "intend," "anticipate," "expect," "estimate," "target" or similar expressions that are predictions of or indicate future events or trends and which do not relate solely to present or historical matters. Examples of such statements in this press release include, but are not limited to, statements with respect to the following:

•	the impact of the coronavirus pandemic on the economy and the Company’s operations, including the measures taken by governmental authorities to address it, which may precipitate or exacerbate other risks and/or uncertainties;

•	the Company’s expectation that its designation as essential will allow it to continue to operate through the coronavirus pandemic;

•	the Company’s expectation that the cost of repairs and business interruption losses at its Cadillac plant following the September 2019 fire will be mostly covered by its insurance, and that the Company will record recovery of business interruption losses to income in 2020;

•	the Company’s plans for returning the Williams Lake plant to service by September 1, 2020, its view of fuel market conditions and its expectation that the project will have an approximately breakeven level of Project Adjusted EBITDA in 2020;

•	the Company’s guidance for 2020 Project Adjusted EBITDA in the range of $175 million to $190 million, and its views of the underlying drivers;

•	the Company’s estimate for 2020 Cash provided by operating activities in the range of $100 million to $115 million, assuming for this purpose that changes in working capital are nil;

•	the Company’s statement that it accelerated share repurchases earlier this year as it viewed the share price opportunity as compelling;

•	the Company’s expectation that it will repay $72.5 million of its term loan and $3.9 million of Cadillac project debt in 2020, and another $7.8 million of project debt at Chambers (equity-owned project) from project-level cash flow, including amounts already repaid in the first six months of 2020;

•	the Company’s expectation that the Grayling plant will be out of service for the remainder of this year;

•	the Company’s view that notwithstanding recent developments at Craven and Grayling, the aggregate investment in the four biomass plants acquired by the Company in 2019 is still exceeding its return criteria;

•	the Company’s estimation that cash outlays associated with the decommissioning of the three San Diego projects will total approximately $6.6 million, or approximately $5 million net of salvage proceeds, and that approximately $4 million of this will be incurred in 2020, with the work expected to be completed by year-end, subject to potential coronavirus-related delays;

•	the Company’s estimation that, in 2020, including its share of equity-owned projects, maintenance expense will total approximately $32.8 million and capital expenditures will total approximately $4.0 million (excluding capital expenditures for repairs to Cadillac);

•	the Company’s estimations of Project Adjusted EBITDA contributions resulting from the extension of the Calstock PPA and the Oxnard RMR; and

•	the results of operations and performance of the Company’s projects, business prospects, opportunities and future growth of the Company will be as described herein.

Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or not or the times at or by which such performance or results will be achieved. Please refer to the factors discussed under “Risk Factors” and “Forward-Looking Information” in the Company’s periodic reports as filed with the U.S. Securities and Exchange Commission (the “SEC”) from time to time for a detailed discussion of the risks and uncertainties affecting the Company. Although the forward-looking statements contained in this news release are based upon what are believed to be reasonable assumptions, investors cannot be assured that actual results will be consistent with these forward-looking statements, and the differences may be material. These forward-looking statements are made as of the date of this news release and, except as expressly required by applicable law, the Company assumes no obligation to update or revise them to reflect new events or circumstances.

Atlantic Power Corporation

Table 6 – Consolidated Balance Sheet

(in millions of U.S. dollars)

Unaudited

	June 30,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$38.0	$74.9
Restricted cash	0.5	7.7
Accounts receivable	26.3	30.4
Insurance recovery receivable	0.8	13.5
Current portion of derivative instruments asset	-	0.7
Inventory	17.7	18.6
Prepayments	4.5	3.8
Income taxes receivable	2.9	1.8
Lease receivable	-	0.9
Other current assets	0.2	0.4
Total current assets	90.9	152.7
Property, plant, and equipment, net	493.6	502.1
Equity method investments in unconsolidated affiliates	94.8	96.6
Power purchase agreements and intangible assets, net	131.3	144.3
Goodwill	21.3	21.3
Operating lease right-of-use assets	5.4	6.3
Deferred income taxes	11.0	10.4
Other assets	0.6	1.9
Total assets	$848.9	$935.6
Liabilities
Current liabilities:
Accounts payable	$3.7	$8.9
Accrued interest	2.3	2.6
Other accrued liabilities	17.5	20.8
Current portion of long-term debt	86.0	76.4
Current portion of derivative instruments liability	17.3	12.0
Operating lease liabilities	2.1	2.0
Other current liabilities	0.5	0.2
Total current liabilities	129.4	122.9
Long-term debt, net of unamortized discount and deferred financing costs	420.1	473.5
Convertible debentures, net of discount and unamortized deferred financing costs	77.7	81.1
Derivative instruments liability	14.1	15.9
Deferred income taxes	24.9	23.7
Power purchase agreements and intangible liabilities, net	18.4	19.8
Asset retirement obligations, net	50.7	51.5
Operating lease liabilities	3.8	4.8
Other long-term liabilities	4.1	4.7
Total liabilities	$743.2	$797.9
Equity
Common shares, no par value, unlimited authorized shares; 91,952,348 and 108,675,294 issued and outstanding at June 30, 2020 and December 31, 2019	1,224.6	1,259.9
Accumulated other comprehensive loss	(147.3)	(140.7)
Retained deficit	(1,140.4)	(1,164.2)
Total Atlantic Power Corporation shareholders' deficit	(63.1)	(45.0)
Preferred shares issued by a subsidiary company	168.8	182.7
Total equity	105.7	137.7
Total liabilities and equity	$848.9	$935.6

11

Atlantic Power Corporation

Table 7 - Consolidated Statements of Operations

(in millions of U.S. dollars, except per share amounts)

Unaudited

	Three months ended		Six months ended
	June 30,		June 30,
	2020	2019	2020	2019
Project revenue:
Energy sales	$31.1	$36.5	$71.7	$73.5
Energy capacity revenue	27.1	31.6	55.1	61.8
Other	4.1	3.2	8.2	9.0
	62.3	71.3	135.0	144.3
Project expenses:
Fuel	14.1	15.8	33.8	35.8
Operations and maintenance	22.2	18.6	42.7	35.1
Depreciation and amortization	15.2	16.1	30.8	32.3
	51.5	50.5	107.3	103.2
Project other income (loss):
Change in fair value of derivative instruments	3.1	(7.0)	(2.5)	(9.4)
Equity in earnings of unconsolidated affiliates	6.1	9.4	19.8	22.3
Interest, net	(0.3)	(0.2)	(0.6)	(0.6)
Other income (expense), net	-	(1.3)	-	(1.2)
	8.9	0.9	16.7	11.1
Project income	19.7	21.7	44.4	52.2

Administrative and other expenses:
Administration	4.5	5.0	11.2	11.8
Interest expense, net	10.2	11.0	21.0	22.1
Foreign exchange loss (gain)	9.3	4.9	(11.3)	9.9
Other (income) expense, net	(1.5)	(3.7)	1.1	0.9
	22.5	17.2	22.0	44.7
(Loss) income from operations before income taxes	(2.8)	4.5	22.4	7.5
Income tax expense	1.2	1.6	2.7	2.2
Net (loss) income	(4.0)	2.9	19.7	5.3
Net income (loss) attributable to preferred shares of a subsidiary company	1.7	1.7	(4.1)	(4.8)
Net (loss) income attributable to Atlantic Power Corporation	$(5.7)	$1.2	$23.8	$10.1
Net (loss) earnings per share attributable to Atlantic Power Corporation shareholders:
Basic	$(0.06)	$0.01	$0.23	$0.09
Diluted	$(0.06)	$0.01	$0.20	$0.09
Weighted average number of common shares outstanding:
Basic	97.6	109.7	102.4	109.3
Diluted	97.6	110.2	130.3	138.0

12

Atlantic Power Corporation

Table 8 - Consolidated Statements of Cash Flows

(in millions of U.S. dollars)

Unaudited

	Six months ended
	June 30,
	2020	2019
Cash provided by operating activities:
Net income	$19.7	$5.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	30.8	32.3
Share-based compensation	0.8	0.8
Other gain	-	(0.9)
Asset retirement obligations	-	1.4
(Gain) loss on sale of assets	(0.8)	-
Equity in earnings from unconsolidated affiliates	(19.8)	(22.3)
Distributions from unconsolidated affiliates	21.6	25.4
Unrealized foreign exchange (gain) loss	(11.7)	10.2
Change in fair value of derivative instruments	4.5	11.2
Amortization of debt discount and deferred financing costs	3.3	3.6
Non-cash operating lease expense	0.9	0.8
Deferred income taxes	0.3	(0.7)
Change in other operating balances
Accounts receivable	4.1	4.1
Inventory	0.7	0.1
Prepayments and other assets	0.5	(0.6)
Accounts payable	(6.2)	0.1
Accruals and other liabilities	(4.4)	(2.7)
Cash provided by operating activities	44.3	68.1

Cash (used in) provided by investing activities:
Insurance proceeds	12.7	-
Proceeds from sales of assets	0.9	1.5
Purchase of property, plant and equipment	(16.5)	(0.4)
Cash (used in) provided by investing activities	(2.9)	1.1

Cash used in financing activities:
Common share repurchases	(36.1)	(0.8)
Preferred share repurchases	(6.4)	(7.9)
Repayment of corporate and project-level debt	(37.3)	(34.0)
Repayment of convertible debentures	-	(18.5)
Cash payments for vested LTIP withheld for taxes	(0.7)	(1.9)
Deferred financing costs	(1.6)	-
Dividends paid to preferred shareholders	(3.4)	(3.7)
Cash used in financing activities:	(85.5)	(66.8)

Net (decrease) increase in cash, restricted cash and cash equivalents	(44.1)	2.4
Cash, restricted cash and cash equivalents at beginning of period	82.6	70.4
Cash, restricted cash and cash equivalents at end of period	$38.5	$72.8

Supplemental cash flow information
Interest paid	$18.2	$18.7
Income taxes paid, net	$2.3	$2.4
Accruals for construction in progress	$0.6	$-

13

Non-GAAP Disclosures

Project Adjusted EBITDA is not a measure recognized under GAAP and does not have a standardized meaning prescribed by GAAP, and is therefore unlikely to be comparable to similar measures presented by other companies. Investors are cautioned that the Company may calculate this non-GAAP measure in a manner that is different from other companies. The most directly comparable GAAP measure is Project income (loss). Project Adjusted EBITDA is defined as Project income (loss) plus interest, taxes, depreciation and amortization, impairment charges, insurance loss (gain), other (income) expenses and changes in the fair value of derivative instruments. Management uses Project Adjusted EBITDA at the project level to provide comparative information about project performance and believes such information is helpful to investors. A reconciliation of Project Adjusted EBITDA to Project income (loss) and to Net income (loss) on a consolidated basis is provided in Table 9 below.

Atlantic Power Corporation

Table 9 - Reconciliation of Net (Loss) Income to Project Adjusted EBITDA

(in millions of U.S. dollars)

Unaudited

	Three months ended		Six months ended
	June 30,		June 30,
	2020	2019	2020	2019
Net (loss) income attributable to Atlantic Power Corporation	$(5.7)	$1.2	$23.8	$10.1
Net income (loss) attributable to preferred share dividends of a subsidiary company	1.7	1.7	(4.1)	(4.8)
Net (loss) income	$(4.0)	$2.9	$19.7	$5.3
Income tax expense	1.2	1.6	2.7	2.2
(Loss) income from operations before income taxes	(2.8)	4.5	22.4	7.5
Administration	4.5	5.0	11.2	11.8
Interest expense, net	10.2	11.0	21.0	22.1
Foreign exchange loss (gain)	9.3	4.9	(11.3)	9.9
Other (income) expense, net	(1.5)	(3.7)	1.1	0.9
Project income	$19.7	$21.7	$44.4	$52.2

Reconciliation to Project Adjusted EBITDA
Change in the fair value of derivative instruments	$(3.1)	$7.0	$2.5	$9.4
Depreciation and amortization	19.4	20.0	39.3	40.2
Interest, net	0.7	0.8	1.4	1.5
Other project expense	-	1.3	-	1.2
Project Adjusted EBITDA	$36.7	$50.8	$87.6	$104.5

14